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                                                                 EXHIBIT 10.41

                           NOBLE DRILLING CORPORATION
                           SHORT TERM INCENTIVE PLAN

                              Revised: April 1994*


PURPOSE

The success of Noble Drilling Corporation ("Noble Drilling") and its subsidiaries (collectively, unless the context otherwise requires, the "Company") is a result of the collective efforts of all employees. Each position within the Company has the ability to make a positive contribution to key factors making up the components used to measure a successful year. Those components include factors such as: Increase in Shareholder Value, Cash Flow from Operations, Major New Contracts/Operating Days, Net Income and Safety. In order to intensify each employee's attention on available opportunities to increase revenues, control costs and seek out profitable ventures, the Company maintains a bonus program that rewards employees for successful achievement of specific goals. It is management's belief that shareholders will benefit from the creation of an environment that ties employee compensation to the success of the Company.

Participation and Eligibility

The bonus plan covers all full-time employees in salary classifications 18 and higher who have completed one year of service at the close of the bonus plan year, which will be a calendar year. The bonus earned by employees with less than two full years of service will be adjusted based upon the number of full months employed compared to twenty-four months. Additionally, no bonus payments will be made for partial year's service; the eligibility will be determined from the employee roster at the close of the bonus plan year.

STRUCTURE

TARGET BONUS

The target bonus amount shall be determined on an aggregate basis for each division and department. The target bonus shall be the base salary at year end of eligible employees multiplied times the appropriate percentage factor assigned to the salary classification. Salary classifications and target bonus factors are as follows:

*Established 1977


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



        Salary Classification                   Target Factor
        ---------------------                   -------------
          18N through 23N                            15%
          24N through 25N                            20%
          26N THROUGH 27N                            25%
          28N through 32N                            30%
          30C through 32C                            30%
          33C through 36C                            35%
          37C                                        50%

GOALS

At the end of each year, the total bonus pool will be determined by the Board of Directors, considering target bonus levels, the Board's assessment of overall company results, and attainment of specific, predetermined division or corporate goals. Goals in the following categories will be recommended each year by the Chief Executive Officer of Noble Drilling and approved by the Board of Directors for the corporation and for each division. The percentage weighting assigned to each goal shall be as follows subject to annual review by the Board of Directors.

              Corporate Goals                                 Assigned Weight
              ---------------                                ----------------
          1.     Increase Shareholder Value                            30%
          2.     Cash Flow from Operations                             30%
          3.     Major New Contracts(1)/Operating Days                 20%
          4.     Net Income                                            10%
          5.     Safety Results                                        10%

                 Division Goals                                 Assigned Weight
                 --------------                                 ---------------
          1.     Operating Days                                        40%
          2.     Cash Flow from Operations                             40%
          3.     Safety Results                                        10%
          4.     Rig Maintenance and Appearance                        10%

(1) Defined: One (1) year 20% internal rate of return, $8.5 million in revenue-applicable to the International Divisions.

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

The goal weighting percentage will be used in measuring overall performance, considering measurement of actual results measured against the goal for each factor. The adjustment to the goal weighting will be based upon the following schedule.

    Goal Achievement Range                         Adjustment Factor
    ----------------------                        ------------------
    Greater than 135%                                 2.00
    125--135%                                         1.75
    115--125%                                         1.50
    105--115%                                         1.25
     95--105%                                         1.00
     85--95%                                           .75
     75--85%                                           .50
    Less than 75%                                      .00

The target bonus for corporate employees will be adjusted to reflect the combined percentage of achievement of all assigned goals. The target bonus for division employees will be adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 75 percent for division goal achievement and 25 percent for corporate goal achievement. Accordingly, the bonus payable to division employees is dependent on the level of achievement of both division and corporate goals. The dollar amount of the bonus payable, if any, will be calculated using the target bonus amount times the applicable multiplier determined under the following adjustment schedule:

               Combined                                                 Target Bonus
           Goal Achievement                                                Payable
           ----------------                                                -------
         Greater than 160%                                                   2.00
         140--160%                                                           1.75
         130--140%                                                           1.50
         120--130%                                                           1.40
         105--120%                                                           1.20
          95--105%                                                           1.00
          75--95%                                                             .75
          65--75%                                                             .25
         Below 65%                                                            .00

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BONUS ALLOCATION

Each division manager, department head and operating committee member shall receive a bonus (assuming a bonus is payable) as calculated using the target bonus times the applicable multiplier. The remaining bonus pool shall be allocated to eligible employees within the division or department based upon merit. Deviation above or below the target bonus percent must be justified in writing by the employee's supervisor. Division managers and department heads shall submit the allocated bonus listing to the Chief Executive Officer of Noble Drilling for review and approval. In order to recognize exceptional performance by an employee, the division manager or department head may recommend an additional bonus amount be paid over and above the target bonus calculation. The recommendation must be accompanied by a written description of the accomplishments justifying the additional bonus amount. All bonus calculations, allocations and recommendations are subject to review and approval by the Compensation Committee of the Board of Directors.

GOAL FLEXIBILITY

It is intended that the total bonus pool will reflect the best judgement of the Board of Directors in determining overall Company performance for the year. In determining overall Company performance, the Board will consider the Company's performance in relation to the predetermined goals. However, because the goals are established in November/December of the preceding plan year, some consideration to subsequent budget revisions may be given. It is expected that the Company will prepare budgets and forecasts in March/April of the plan year. If such budgets have substantially changed due to subsequent events, then the Chief Executive Officer of Noble Drilling shall, at his discretion, submit revised goals to the Board of Directors of Noble Drilling for its approval. Revision to the goals can be considered subsequent to April at the Board's discretion.


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
CORPORATE GOALS

I.    INCREASE SHAREHOLDER VALUE

      An increase in shareholder value will be evidenced by Noble Drilling's common stock outperforming the common stock of its competitor group index by 5% at each measurement date. The competitor group index will be determined at each measurement date by averaging the share prices of the common stock of the seven industry participants listed below (assuming reinstatement of dividends) against the beginning of the period average prices. The measurement date will be the end of each calendar year, and return of each component participant will be weighted according to the respective participant's stock market capitalization. The final result will be the average of the quarterly results.

              Atwood Oceanics, Inc.                                 Marine Drilling Company, Inc.
              Chiles Offshore Corporation                           Reading & Bates Corporation
              Cliffs Drilling Company                               Rowan Companies, Inc.
              Global Marine, Inc.

                                                                Adjustment Factor
                                                                -----------------
              Greater than 1.42                                      2.00
              1.31 - 1.42                                            1.75
              1.21 - 1.31                                            1.50
              1.10 - 1.21                                            1.25
              1.00 - 1.10                                            1.00
               .89 - 1.00                                             .75
               .79 -  .89                                             .50
              Less than .79                                           .00

II.   MAJOR NEW CONTRACTS/OPERATING DAYS

      The object of the goal is to measure the management's ability to control costs and increase revenue to ensure a reasonable rate of return on the shareholders' investment.

      Any new contract (one rig) in the international market must generate a 20% internal rate of return and $8.5 million in revenue with a duration of no less than one year.

      Each operating division is expected to meet their operating days target as budgeted.


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III.  CASH FLOW OPERATIONS

      Cash flow from operations will be determined by the summation of the following items:

      -Net income (loss) from continuing operations before income taxes and extraordinary items, and

      -Depreciation and amortization
       as reported in Noble Drilling Corporation's consolidated statement of operations for the period.


         (in thousands)                                     Adjustment Factor
         ---------------                                    -----------------
        Greater than $80,384                                       2.00
        $74,430 - 80,384                                           1.75
         68,476 - 74,430                                           1.50
         62,521 - 68,476                                           1.25
         56,567 - 62,521                                           1.00
         50,612 - 56,567                                            .75
         44,658 - 50,612                                            .50
         Less than $44,658                                          .00

IV.   NET INCOME

      Net income is defined as net income from continuing operations after taxes before extraordinary items and preferred dividends as reported in Noble Drilling Corporation's consolidated statement of operations for the period.


         (in thousands)                           Adjustment Factor
         ---------------                          ------------------
         Greater than $38,445                            2.00
         $35,597 - 38,445                                1.75
          32,750 - 35,597                                1.50
          29,902 - 32,750                                1.25
          27,054 - 29,902                                1.00
          24,206 - 27,054                                 .75
          21,358 - 24,206                                 .50
         Less than $21,358                                .00




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V.    SAFTEY RESULTS

      Saftey performance will be based on:
      A.          Results will be in the top 33% of the I.A.D.C. L.T.I.
                  incidence rate for applicable categories.


      B. Results will be a 10% improvement from the previous year. New operations/divisions' safety goals will be set when operations are initiated. If L.T.I.s are zero (0) then it is to be maintained.

DIVISION GOALS

I.    OPERATING DAYS

      Each operating division is to meet its budgeted number of operating days for the reporting period.

II.   RIG MAINTENANCE AND APPEARANCE

      A. Average daily maintenance cost not to exceed the average daily maintenance cost while operating for the past two years by 10%.

      B. The appearance of each rig shall meet the following guidelines, as determined by the division manager:

              1. The deck areas shall be clean, uncluttered and neatly organized.

              2. All equipment shall be clean, well maintained and neatly painted with Noble standard colors.

              3. There shall be no rusty areas that have not as a minimum been properly cleaned and a coat of primer or coating applied.

              4. The quarters shall be thoroughly clean and neat with well maintained furniture and bathroom fixtures and the flooring shall be in good condition.

              5. All Noble logos, safety signs, safety and training libraries and pipe markings shall be in place and neatly maintained.

              6. Rig inspection sheets will evidence a 90% position rating for the period.



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